Exhibit 10.3
SECOND AMENDMENT TO LEASE
     THIS SECOND AMENDMENT TO LEASE (this “Amendment”) is entered into as of this 30th day of September, 2008, by and between BMR-LANDMARK AT EASTVIEW LLC, a Delaware limited liability company (“Landlord”), and REGENERON PHARMACEUTICALS, INC., a New York corporation (“Tenant”).
RECITALS
     A. WHEREAS, Landlord and Tenant entered into that certain Lease dated as of December 21, 2006, as amended by that certain First Amendment to Lease dated as of October 24, 2007 (collectively, the “Lease”), whereby Tenant leases certain premises (the “Premises”) from Landlord at 735, 745 and 765 Old Saw Mill River Road in Tarrytown, New York (the “Building”);
     B. WHEREAS, Landlord and Tenant have also entered into the Old Lease (as such term is defined in the Lease);
     C. WHEREAS, Tenant desires to lease additional premises from Landlord; and
     D. WHEREAS, Landlord and Tenant desire to modify and amend the Lease and the Old Lease only in the respects and on the conditions hereinafter stated.
AGREEMENT
     NOW, THEREFORE, Landlord and Tenant, in consideration of the mutual promises contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound, agree as follows:
     1. Definitions. For purposes of this Amendment, capitalized terms shall have the meanings ascribed to them in the Lease unless otherwise defined herein. The Lease, as amended by this Amendment, is referred to herein as the “Amended Lease.”
     2. Additional Premises. Landlord hereby leases to Tenant, and Tenant hereby leases from Landlord, as of the Additional Premises Commencement Date (as defined below), approximately ninety-one thousand three hundred sixty-eight (91,368) rentable square feet of space located on the S-Level, C-Level and G-Level of Building 777, as shown on Exhibit A attached hereto (the “Additional Premises”). From and after the Additional Premises Commencement Date, the term “Premises,” as used in the Lease, shall mean the Premises plus the Additional Premises.
     3. Tenant’s Pro Rata Shares. From and after the Additional Premises Commencement Date (as such term is defined below), Section 2.2 of the Lease is hereby replaced in its entirety with the following:

The Premises, the Buildings, and certain related terms are defined as follows. In these definitions, each Rentable Area is expressed in rentable square footage. Rentable Area and Tenant’s Pro Rata Shares are all subject to adjustment under this Lease, including under Section 9.2.

Means the Following (As
of the Additional
Premises Commencement
Definition or Provision	Date)
“Premises”	Retained Premises, New Premises and Additional Premises
“Buildings”	735 Building, 745 Building, 765 Building and 777 Building
Rentable Area of Premises	348,032
Rentable Area of Buildings	117,935 for 735 Building 111,708 for 745 Building 177,203 for 765 Building 311,104 for 777 Building
Rentable Area of Existing Project	751,648
Rentable Area of New Project	360,520
Rentable Area of Entire Project	1,112,168
Tenant’s Pro Rata Share of Buildings	100% of Building 735 100% of Building 745 15.25% of 765 Building 23.37% of 777 Building
Tenant’s Pro Rata Share of the Existing Project (Based on Retained Premises and Additional Premises only)	15.75%
Tenant’s Pro Rata Share of the New Project (Based on New Premises only)	63.70%
Tenant’s Pro Rata Share of the Entire Project	31.29%
     4. Basic Annual Rent. Initial Annual (and Monthly Rental Installments) of Basic Annual Rent for the Additional Premises (“Additional Premises Basic Annual Rent”) only (starting as of the Additional Premises Commencement Date (as defined below)) shall be as follows:

	Per Rentable s.f.
Rentable s.f.	Annually	Total Annual	Total Monthly
91,368	$28	$2,558,304	$213,192

Starting on the Additional Premises Commencement Date (as defined below) and continuing throughout the Term, Tenant shall pay to Landlord the Additional Premises Basic Annual Rent as set forth in this Section. The Additional Premises Basic Annual Rent shall be paid in equal monthly installments, each in advance on the first day of each and every calendar month during the Term. The Basic Annual Rent for the Additional Premises shall be subject to an annual upward adjustment of two and one-half percent (2.5%) of the then-current Basic Annual Rent (as adjusted under this Section 4). The first such adjustment shall become effective commencing on the first (1st) annual anniversary of the Additional Premises Commencement Date. Subsequent adjustments shall become effective on every successive annual anniversary of the Additional Premises Commencement Date (except the first day of any Term extension pursuant to an Option) for so long as the Amended Lease continues in effect. In addition to Additional Premises Basic Annual Rent, Tenant shall pay to Landlord as Additional Rent at times specified in the Amended Lease: (a) Tenant’s Pro Rata Share of Operating Expenses as provided in Article 8 of the Amended Lease with respect to the Additional Premises and (b) any other amounts that Tenant assumes or agrees to pay under the provisions of the Amended Lease that are owed to Landlord, including, without limitation, any and all other sums that may become due by reason of any default of Tenant or failure on Tenant’s part to comply with the agreements, terms, covenants and conditions of the Amended Lease to be performed by Tenant, after notice and the lapse of any applicable cure periods.
     5. Premises Term Commencement Date. Notwithstanding anything in the Amended Lease to the contrary, the parties agree and confirm that: (a) Landlord’s Work shall be deemed Substantially Complete as of June 30, 2008, and (b) the Term Commencement Date with respect to the New Premises and the Retained Premises is July 1, 2008.
     6. Premises Rent Commencement Dates. Notwithstanding anything in the Amended Lease to the contrary, the Rent Commencement Date with respect to the New Premises is July 1, 2009; provided that Tenant shall not be liable for Basic Annual Rent or TI Rent with respect to the New Premises until August 1, 2009; and the Rent Commencement Date with respect to the Retained Premises is July 1, 2008.
     7. Amendments to Old Lease. Notwithstanding anything in the Old Lease or the Lease to the contrary, the parties agree that, as of the date hereof, (a) the expiration date for the Premises under the Old Lease shall be July 31, 2009, and (b) Tenant shall not be obligated to pay Fixed Rent under the Old Lease, to the extent it may otherwise be required to do so, for the period commencing on July 1, 2009, and ending on July 31, 2009. The parties further agree that Tenant shall pay Fixed Rent and any other charges owed to Landlord pursuant to the terms of the Old Lease, notwithstanding expiration of the Old Lease, should Tenant occupy the Premises or any portion thereof on or after August 1, 2009. Tenant shall pay Fixed Rent and any other changes on a pro rata basis of the amount of the Premises actually occupied by Tenant on or after August 1, 2009, until such time as Tenant has vacated the entire Premises in accordance with the terms of the Old Lease. Nothing in this Section 7 shall be construed as Landlord granting Tenant the right to retain possession of any Premises under the Old Lease after July 31, 2009, and shall not limit Landlord’s rights under the Old Lease, at law or in equity, except with regards to the limiting of Tenant’s obligation to pay rent on such Premises as stated in this Section. As used in this Section 7, the terms “Premises” and “Fixed Rent” shall have the meanings given to such terms in the Old Lease.
     8. Additional Premises Term Commencement Date. The Term Commencement Date and Rent Commencement Date are the same for the Additional Premises and shall be July 1, 2009 (the “Additional Premises Commencement Date”).
     9. Additional Premises Term Expiration Date. The Term Expiration Date for the Additional Premises shall be the same as the Term Expiration Date for the New Premises, subject to Tenant’s option to extend the Term of the Lease as provided in Article 44 of the Lease. Notwithstanding the foregoing, Tenant shall have the right, upon eighteen (18) months’ prior written notice to Landlord, to terminate the Lease with respect to either (a) all of the Additional Premises or (b) any one (or a combination) of the following three (3) components of the Additional Premises, as each is depicted on Exhibit B attached hereto: (i) “Termination Component One,” consisting of 35,681 rentable square feet, (ii) “Termination Component Two,” consisting of 46,706 rentable square feet, and (iii) “Termination Component Three,” consisting of 8,981 rentable square feet (each such portion of terminated Premises, a “Terminated Component”). Tenant may terminate any or all of the Terminated Components (to the extent not previously terminated) on each of following dates (each such date, a “Termination Date”): (x) June 30, 2014, upon payment to Landlord no later than the Termination Date of a penalty of $29.45 per rentable square foot of the applicable Terminated Component(s), (y) December 31, 2015, upon payment to Landlord no later than the Termination Date of a penalty of $20.02 per rentable square foot of the applicable Terminated Component(s), or (z) December 31, 2016, upon payment to Landlord no later than the Termination Date of a penalty of $10.50 per rentable square foot of the applicable Terminated Component(s). Time is of the essence with respect to this Section. In the event that Tenant does not timely exercise its termination right or timely make payments in accordance with this Section, this Section shall be void and of no further force or effect.
     10. Tenant Improvements: Landlord shall make available to Tenant a Tenant Improvement allowance of Ten Dollars ($10) per rentable square foot of Additional Premises (the “Additional Premises TI Allowance”) in order to finance appropriate improvements (“Additional Premises Tenant Improvements”) to the Additional Premises consistent with the Permitted Use and subject to Landlord’s reasonable prior written approval. Tenant shall be responsible for performing and completing the Additional Premises Tenant Improvements in accordance with the applicable terms of the Lease and the Work Letter with respect to the Tenant Improvements for the New Premises, and Tenant shall pay Landlord a construction management fee of two and one-half percent (2.5%) for Landlord’s oversight role related to the Additional Premises Tenant Improvements. Landlord shall disburse the Additional Premises TI Allowance in accordance with the applicable terms of the Lease and the Work Letter.
     11. Condition of Premises: Tenant acknowledges that (a) it is possession of and is fully familiar with the condition of the Additional Premises, (b) notwithstanding anything contained in the Lease or this Amendment to the contrary, it agrees to take the Additional

Premises in its condition “as is” as of the first day of the Term with respect to the Additional Premises, and (c) Landlord shall have no obligation to alter, repair or otherwise prepare the Additional Premises for Tenant’s occupancy or to pay for any improvements to the Additional Premises, except as may be expressly provided in the Lease or in the Section entitled “Tenant Improvements” above. For purposes of determining Landlord’s and Tenant’s repair and maintenance obligations with respect to the Additional Premises, the Additional Premises shall be considered Retained Premises under the Lease.
     12. Security Deposit. No later than the Additional Premises Commencement Date, Tenant shall deliver to Landlord an increase in the Security Deposit in the amount of Six Hundred Thirty-Nine Thousand Five Hundred Seventy-Six Dollars ($639,576) for the Additional Premises.
     13. Broker. Each of Landlord and Tenant represents and warrants that it has not dealt with any broker or agent in the negotiation for or the obtaining of this Amendment, other than Studley (“Broker”), and agrees to indemnify, defend and hold the other harmless from any and all costs or liabilities for compensation claimed by any such broker or agent, other than Broker, employed or engaged by it or claiming to have been employed or engaged by it. Broker is entitled to a leasing commission in connection with the making of this Amendment, and Landlord shall pay such commission to Broker pursuant to a separate agreement between Landlord and Broker, a copy of which has been provided to Tenant.
     14. Parking. The parties confirm that, as of the Additional Premises Commencement Date, Tenant’s parking rights shall automatically adjust so that Tenant shall have a non-exclusive, revocable license to use, in common and on an unreserved basis with the other tenants of the buildings comprising the Additional Premises: (i) four (4) parking spaces per one thousand (1,000) rentable square feet of Additional Premises (“777 North Parking”) leased to Tenant in Building 777 (“777 North”), and (ii) with respect to the remainder of the Additional Premises not located in 777 North, Tenant’s pro rata share of the parking facilities serving the buildings comprising such Additional Premises. The parties agree that Tenant is leasing thirty-five thousand two hundred fifty-six (35,256) rentable square feet in 777 North pursuant to this Amendment. The 777 North Parking shall include the five (5) reserved parking spaces currently used by Tenant. The 777 North Parking shall be at locations reasonably satisfactory to Landlord and reasonably near 777 North and the remainder of the parking that Tenant is permitted to use hereunder shall be at locations reasonably satisfactory to Landlord and reasonably near the remainder of the Additional Premises.
     15. No Default. Each of Landlord and Tenant represents, warrants and covenants that, to the best of its respective knowledge, neither Landlord nor Tenant is in default of any of its respective obligations under the Lease and no event has occurred that, with the passage of time or the giving of notice (or both) would constitute a default by either Landlord or Tenant thereunder.
     16. Effect of Amendment. Except as modified by this Amendment, the Lease and all the covenants, agreements, terms, provisions and conditions thereof shall remain in full force and effect and are hereby ratified and affirmed. The covenants, agreements, terms, provisions and conditions contained in this Amendment shall bind and inure to the benefit of the parties hereto and their respective successors and, except as otherwise provided in the Lease, their respective assigns. In the event of any conflict between the terms contained in this Amendment and the Lease, the terms herein contained shall supersede and control the obligations and liabilities of the parties. From and after the date hereof, the term “Lease” as used in the Lease shall mean the Lease, as modified by this Amendment.
     17. Miscellaneous. This Amendment becomes effective only upon execution and delivery hereof by Landlord and Tenant. The captions of the paragraphs and subparagraphs in this Amendment are inserted and included solely for convenience and shall not be considered or given any effect in construing the provisions hereof. All exhibits hereto are incorporated herein by reference.
     18. Counterparts. This Amendment may be executed in one or more counterparts that, when taken together, shall constitute one original.
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     IN WITNESS WHEREOF, Landlord and Tenant have hereunto set their hands as of the date and year first above written, and acknowledge that they possess the requisite authority to enter into this transaction and to execute this Amendment.

LANDLORD: BMR-LANDMARK AT EASTVIEW LLC, a Delaware limited liability company
By:	/s/ Alan Gold
	Name:	Alan Gold
	Title:	CEO

TENANT: REGENERON PHARMACEUTICALS, INC., a New York corporation
By:	/s/ Stuart Kolinski
	Name:	Stuart Kolinski
	Title:	General Counsel

EXHIBIT A
ADDITIONAL PREMISES
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EXHIBIT B
ADDITIONAL PREMISES
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